Exhibit 10.2

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), effective as of September 10, 2025 (the “Effective Date”), is made and entered into by and between Forward Industries, Inc. a New York Corporation (the “Service Recipient”) and Galaxy Digital LP, a Cayman Islands exempted limited partnership (the “Service Provider”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, the Service Recipient has engaged the Service Provider in connection with creation of a digital assets treasury business that is dedicated to the accumulation and long-term ownership of Solana tokens (“SOL”), the generation of organic SOL-based income through staking, trading and other related activities, the progression of the SOL ecosystem through technology development and capital deployment, to be initially financed using the net proceeds of a private issuance and sale of newly issued equity securities of the Service Recipient; and

WHEREAS, the Service Provider has agreed to provide the Service Recipient with, and the Service Recipient has agreed to receive, certain services, and this Agreement sets forth the terms and conditions for the provision and receipt thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Unless the context clearly requires otherwise, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Governmental Authority” means any federal, state, county, parish, city, municipal, local or foreign government or political subdivision or regulatory authority, department, agency, commission, body, court, tribunal, legislature, executive, or other governmental entity.

“Intellectual Property” means any and all proprietary, intellectual or industrial property rights, which may exist or be created under the law of any jurisdiction, including both statutory and common law rights, including (i) patents and patent applications (including divisionals, continuations and continuations in part), and any renewals, re-examinations, extensions or reissues thereof, (ii) registered and unregistered trademarks, service marks, logos, corporate, d/b/a and trade names, trade dress and other identifiers of source origin, together with all goodwill associated therewith, and internet domain names, (iii) registered and unregistered copyrights, copyrightable works, proprietary rights in works of authorship (including software), moral rights and mask works, (iv) trade secrets and other rights in proprietary or confidential information, including proprietary processes, formulas, data, computer programs, discoveries, developments, designs, techniques, specifications, drawings, blueprints, sketches, models, methods, inventions (whether or not patentable), software source code, and know-how, and (v) registrations and applications for any of the foregoing.

“Law” any federal, national, supranational, state, provincial, local or foreign law, statute, ordinance, enactment, rule, regulation, code, agency requirement, common law, order, writ, judgment, injunction, decree, stipulation, determination or award of, or entered into by or with, any Governmental Authority.

“Networks” means the information and technology systems of Service Provider or its Affiliates, including all data they contain and all computer software and hardware.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, other entity or unincorporated organization or government or other agency or political subdivision thereof, including such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise.

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“Personnel” means, with respect to any Party, the employees, officers, agents, independent contractors and consultants of such Party and, with respect to the Service Provider, (a) the Service Provider Affiliates and (b) any third parties engaged by the Service Provider or a Service Provider Affiliate to provide a Service.

“Service Recipient Data” means (i) any data or information of Service Recipient and its Affiliates, or their respective vendors, customers or other business partners, that is provided to or obtained by the Service Provider or its Personnel in the performance of the Service Provider’s obligations under this Agreement, and (ii) any data or information to the extent related to the Service Recipient or its Affiliates that is collected, generated or processed by the Service Provider or its Personnel solely in connection with the performance of the Service Provider’s obligations pursuant to this Agreement.

“Subsidiaries” of any Person means those entities that are majority-owned or majority-controlled by such Person. For purposes of this definition, a Person is deemed to own a majority of the equity interests in a partnership if such Person (a) is allocated a majority of the gains or losses of such partnership or (b) is or controls the general partner of such partnership.

ARTICLE II

services

Section 2.1 Services. Subject to the terms and conditions of this Agreement, the Service Provider shall provide or procure the provision of the services set forth on Schedule A (“Services”) to the Service Recipient. The Service Provider is not required to perform services that are inconsistent with the scope of Services or terms and conditions set forth in this Agreement.

Section 2.2 Change of Services; Additional Services. From time to time, during the Term (as defined below), either the Service Provider or the Service Recipient may request in writing changes to the scope of Services or additional Services that Service Provider shall be obligated to provide (other than the Excluded Services). To be effective, such change(s) and/or addition(s) must be agreed in writing and signed by the Parties. Any such mutually agreed change in service or additional service shall be deemed a “Service” and Schedule A shall be automatically amended to include such additional Service. The Service Provider is not required to perform, and may cease performance of, any changes or additions until and unless such changes or additions are agreed to in writing and signed by the Parties.

Section 2.3 Subcontracting. The Service Provider may freely subcontract the provision of any Services to any Affiliate of Service Provider or any third party; provided that the Service Provider shall remain liable for the performance of such Service hereunder.

Section 2.4 Excluded Services. Notwithstanding anything to the contrary set forth herein, the Services shall only include those specific services set forth on Schedule A and shall in no event include the services set forth on Schedule B (“Excluded Services”).

Section 2.5 Service Coordinators. The Service Provider and the Service Recipient shall each nominate a representative to act as the primary contact person with respect to all aspects of the Services (each, a “Service Coordinator”). Unless otherwise agreed upon by the Parties, all communications relating to this Agreement and to the Services provided hereunder shall be directed to the Service Coordinators except for notices under this Agreement, which shall be given in accordance with Section 11.11. The initial Service Coordinators, including relevant contact information, are set forth on Schedule C. Each Party may replace its Service Coordinator with an individual of comparable qualifications and experience at any time by providing notice in accordance with Section 11.11 of this Agreement. Each Party may treat the actions of the other Party’s Service Coordinator as having been authorized by the other Party without further inquiry as to whether such Service Coordinator had authority to so act.

Section 2.6 Cooperation.

(a) The Parties shall cooperate reasonably in connection with the provision and receipt of the Services and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing.

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(b) The Service Recipient will provide information and documentation reasonably necessary for the Service Provider to perform the Services.

(c) The Service Recipient shall follow, and shall cause its Affiliates to follow, the policies, procedures and practices followed by the Service Provider and its third-party service providers with respect to the Services consistent with the policies, procedures and practices that were in effect immediately prior to the Effective Date and as may be updated in writing by the Service Provider from time to time.

Section 2.7 Standard of Performance. The Service Provider shall use commercially reasonable efforts to perform the Services with substantially the same degree of care, skill, efficiency and prudence as such services are performed with respect to the business and operations of the Service Provider and its Affiliates.

Section 2.8 Sharing of Services. As directed by the Service Recipient, the Service Provider may provide, or cause to be provided, the Services to DE Sub 1 LLC, a Delaware limited liability company and an Affiliate of the Service Recipient; provided that the Service Recipient shall (a) ensure that such Affiliate complies with the provisions of this Agreement applicable to Service Recipient, and (b) remain liable for the acts and omissions of such Affiliate in connection with this Agreement, including the receipt of the Services by Service Recipient.

ARTICLE III

LIMITATIONS

Section 3.1 Third-Party Limitations.

(a) The Service Recipient acknowledges and agrees that the Services may be subject to the terms and conditions of any applicable agreements between the Service Provider or its Affiliates and third parties. The Service Recipient shall comply with the terms of such agreements to the extent they are relevant to the receipt of the Services.

(b) The Service Provider shall use commercially reasonable efforts to obtain any necessary consent from third parties in order to provide the Services pursuant to this Agreement; provided that the Service Provider shall not be required to make any payments for any such consents. If any such consent is not obtained despite such commercially reasonable efforts, the Service Provider shall use commercially reasonable efforts to obtain a reasonable alternative arrangement to provide the relevant Services sufficient for the purposes of the Service Recipient; provided that the Service Provider shall not be required to make any payments to obtain any such reasonable alternative arrangements. If the Service Provider determines that no such reasonable alternative arrangement is available, then the Service Provider shall not be required to provide the affected Services but shall provide reasonable administrative assistance to, and reasonably cooperate with, the Service Recipient in connection with the Service Recipient’s entering into its own agreements with third-party service providers.

Section 3.2 Compliance with Laws.

(a) Each Party shall perform its obligations under this Agreement in compliance with applicable Laws.

(b) Notwithstanding any other provision of this Agreement, the Service Provider (i) shall have the right to perform any action that, in its reasonable opinion, is necessary to comply with applicable Law or any generally applicable policy or procedure of the Service Provider designed to ensure compliance with applicable Law and (ii) shall not be required to perform or cause to be performed the Services (or portion thereof) or other obligation in connection with this Agreement that, in its reasonable opinion, conflicts with or violates any applicable Law or any generally applicable policy or procedure designed to ensure compliance with applicable Law.

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Section 3.3 Force Majeure. If the Service Provider is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond the Service Provider’s reasonable control (including technology or systems outages due to failures of common carriers or third-party service providers, acts of God, fire, explosion, accident, floods, earthquakes, embargoes, epidemics, war, acts of terrorism, or nuclear disaster) (each, a “Force Majeure Event”), the Service Provider shall not incur any liability hereunder for failure to deliver, or the disruption of the performance of, the affected Services during such period. The Service Provider shall use commercially reasonable efforts to resume provision of the affected Services as soon as practicable.

Section 3.4 Independent Contractors. It is expressly understood and agreed that the relationship created herein is that of independent contractors (including for U.S. federal and state tax purposes), and that each Party shall have only those rights and responsibilities specifically described in this Agreement. No Party is a legal representative of another Party for any purpose and is not granted, by the terms or execution of this Agreement, or otherwise, any right or authority to assume or create any obligation on behalf of, or in the name of, such other Party, or to bind such other Party in any manner whatsoever. Each Party’s employees or agents shall not be or be deemed to be the other Party’s employees or joint employees. Each Party assumes full responsibility for the acts of its employees and for their supervision, daily direction and control. No Party shall be responsible for workers’ compensation, disability benefits, unemployment insurance, withholding taxes, social security or any other taxes or benefits for another Party’s employees or agents.

ARTICLE IV

PAYMENT

Section 4.1 Fees. In consideration for the Services, the Service Recipient shall pay to the Service Provider fees set forth on Schedule D (“Fees”).

Section 4.2 Billing and Payment Terms.

(a) Within thirty (30) days of the end of each month during the Term, the Service Provider shall invoice the Service Recipient (such invoice to set forth a description of the Services provided and all incurred Fees) for all Services that the Service Provider delivered during the preceding month, denominated in U.S. Dollars. Each such invoice shall be payable within thirty (30) days after the Service Recipient’s receipt of the invoice, and payment of such invoices shall be made by the Service Recipient to such Service Provider in U.S. Dollars.

(b) All payments required to be made pursuant to this Agreement shall bear interest from and including the date such payment is due until, but excluding, the date of payment at a monthly rate equal to the lesser of (i) 1.25% and (ii) the maximum rate permitted by applicable Law.

Section 4.3 Taxes.

(a) All Fees and other consideration under this Agreement are exclusive of any sales, use, transfer, value-added, goods or services tax, excise, consumption or similar tax (including any such taxes that are required to be withheld, but excluding all other taxes, including any income, franchise, gross receipts, or similar taxes imposed upon the Service Provider with respect to the receipt of Fees that Service Provider receives under this Agreement) imposed against or on Services provided (“Sales Taxes”) by the Service Provider or its Affiliates hereunder, and such Sales Taxes will be added to the consideration in the manner set forth in this Section 4.3 where applicable.

(b) Such Sales Taxes shall be separately stated on the relevant invoice to the Service Recipient. All taxable Services for which the Service Recipient hereunder is compensating, or reimbursing, the Service Provider hereunder shall be set out separately from non-taxable Services (and goods, if any), if practicable. The Service Recipient shall be responsible for any such Sales Taxes and shall either (i) promptly remit such Sales Taxes to the Service Provider (and such Service Provider shall remit such amounts to the applicable governmental authority) or (ii) provide such Service Provider with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes. The Service Provider agrees to pay any penalty, interest or other such fee that may be assessed against the Service Recipient hereunder solely arising from the Service Provider’s failure to timely remit Sales Taxes paid by the Service Recipient hereunder to the Service Provider in accordance with this Section 4.3(b); all other penalties, interest or other fees shall be the responsibility of the Service Recipient.

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(c) Each Party hereto shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable law. To the extent that amounts are withheld or deducted pursuant to this Section 4.3 (c) and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable person in respect of which such deduction and withholding was made.

(d) Each Party shall take, and shall cause its Affiliates to take, any reasonably requested action, and to otherwise use commercially reasonable efforts, to minimize or eliminate (x) any Sales Taxes and (y) any amounts required to be deducted or withheld in respect of such Sales Tax, including by timely providing to the other Party, as applicable, (i) sales and use Tax exemption certificates or other documentation necessary to support Tax exemptions, and (ii) properly completed and executed IRS Forms W-9 or W-8 or other similar Tax forms. Each Party shall provide the other Parties such information and data as reasonably requested from time to time, and to reasonably cooperate with the other Parties, in connection with the reporting of any sales, use or other similar Taxes payable pursuant to this Agreement.

Section 4.4 No Setoff Rights. There shall be no right of setoff with respect to any claim, debt or obligation against amounts payable to the Service Provider under this Agreement.

ARTICLE V

ACCESS AND SECURITY

Section 5.1 Access to Networks.

(a) The Service Provider may, in its sole discretion, provide the Service Recipient with access to the Networks via a commercially reasonable secure method selected by the Service Provider.

(b) The Service Recipient shall only use (and will ensure that only its Personnel with a need to use shall only use), and shall only have access to, the Networks for the purpose of receiving, and only to the extent required to receive, the Services. The Service Recipient and all applicable Personnel shall use and access the Networks in compliance with all applicable policies, guidelines and procedures provided by the Service Provider.

(c) The Service Recipient shall not: (i) use the Networks to develop software, process data or perform any work or services other than for the purpose of receiving the Services; or (ii) break, interrupt, circumvent, adversely affect or attempt to break, interrupt, circumvent or adversely affect any security system or measure of the Service Provider or its Affiliates.

Section 5.2 Record Retention. The Service Provider shall, in accordance with its generally applicable recordkeeping policies and procedures, keep reasonable books and records of all Services as required by applicable Law and as sufficient to allow the Service Recipient to verify the Fees. Once during the Term, the Service Provider shall, upon the Service Recipient’s reasonable request and at the Service Recipient’s sole cost and expense, make such books and records available to the Service Recipient upon reasonable notice and during normal business hours solely for purposes of verifying the Fees.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidentiality Obligations; Permitted Disclosures. In connection with the provision or receipt of Services under this Agreement, each Party may receive, or have access to, records and information, whether written or oral, which the other Party considers to be confidential and proprietary technical information such as specifications, drawings, guidelines, models, customer information, business plans and other information which relates to the other Party’s present and future development of business activities, all of which shall be deemed “Confidential Information.” Each Party shall hold all Confidential Information in trust and in confidence for the other; shall use the Confidential Information only for the purposes of providing and receiving the Services, as applicable; and shall use commercially reasonable efforts to deliver to the other all such records and information, in written or graphic form, upon expiration or termination of this Agreement. Nothing in this section shall be construed to limit the use of, or dissemination by a Party of, such information as is previously known to such Party, or is publicly disclosed either prior to or subsequent to a Party’s receipt of such information from another Party.

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Section 6.2 Limitations on Use of Confidential Information. The receiving Party shall use the disclosing Party’s Confidential Information solely for the purposes set forth in this Agreement unless another use is allowed by written permission of the disclosing Party. In handling the Confidential Information, each Party shall: (1) not make disclosure of any such Confidential Information to anyone except officers, directors, employees, contractors and representatives of such Party to whom disclosure is reasonably necessary for the purposes set forth in this Agreement; (2) appropriately notify such officers, directors, employees, contractors and representatives that the disclosure is made in confidence in accordance with the provisions hereof; and (3) make requests for Confidential Information of the other Party only if reasonably necessary to accomplish the purposes set forth in this Agreement. Each Party shall be responsible for ensuring compliance with the terms of this Section by their respective directors, officers, employees, contractors and representatives.

ARTICLE VII

INTELLECTUAL PROPERTY AND DATA

Section 7.1 Ownership of Data and Intellectual Property.

(a) Each Party retains the ownership and title to any and all of its Intellectual Property owned as of the Effective Date. This Agreement is not intended to, and shall not, transfer or license any Intellectual Property from one Party to the other, except for the limited license rights as expressly set forth in Section 7.1(b) and Section 7.1(c).

(b) The Service Provider hereby grants to the Service Recipient and to its Personnel, a non-exclusive, non-transferable, non-assignable, non-sublicensable limited license and right, during the Term of this Agreement, under the Intellectual Property of the Service Provider or its Affiliates, to use the embodiments of Intellectual Property rights provided by the Service Provider to the Service Recipient hereunder solely to the extent necessary for the receipt, access and use of the Services.

(c) The Service Recipient hereby grants to the Service Provider and to its Personnel, a non-exclusive, non-transferable, non-assignable, non-sublicensable limited license and right, during the Term of this Agreement, under the Intellectual Property of the Service Recipient or its Affiliates, to use the embodiments of Intellectual Property rights provided by the Service Recipient to the Service Provider hereunder, solely to the extent necessary for the provision of the Services.

(d) Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that, as between the Parties, any and all Service Recipient Data shall be owned by the Service Recipient, subject to any limitations imposed by third-party contracts or applicable Law with respect thereto.

ARTICLE VIII

DISCLAIMER OF WARRANTIES

Section 8.1 Disclaimer of Warranties. THE SERVICE PROVIDER HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR OR SPECIFIC PURPOSE, AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

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ARTICLE IX

Limitation of liability and INDEMNIFICATION

Section 9.1 Limitation of Liability and Indemnification.

(a) Except in the cases of willful misconduct, gross negligence, or fraud (each, a “Disqualifying Action”), none of the Service Provider, its Affiliates or their respective officers, directors, employees, contractors, and agents (each, a “Service Provider Indemnified Party” and, together, the “Service Provider Indemnified Parties”) shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (“Losses”) suffered by the Service Recipient as the result of any act or omission by the Service Provider in connection with, arising out of or relating to the performance of the Services hereunder. The Service Recipient further agrees that no Service Provider Indemnified Party shall be liable for any Losses caused, directly or indirectly, by any act or omission of the Service Recipient, or by any other non-party to this Agreement, unless such acts, omissions or other conduct are at the direction of the Service Provider and the Service Provider’s direction constitutes a Disqualifying Action.

(b) The Service Provider and any Person acting on its behalf shall be entitled to rely in good faith upon information, opinions, reports or statements of legal counsel (as to matters of law) and accountants (as to matters of accounting or tax) and, accordingly, such good faith reliance by a Person shall not constitute a Disqualifying Action so long as such counsel or accountant is qualified and was selected and consulted with due care. Under no circumstances shall any Service Provider Indemnified Party be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages.

(c) The Service Recipient shall indemnify and hold harmless the Service Provider Indemnified Parties, against any Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) (i) the operations, business or affairs of the Service Provider, or any actions taken by the Service Provider or failure by it to act, in each case in connection with this Agreement (including, without limitation, any Losses arising as a result of any operational errors committed by or erroneous instructions provided by the Service Recipient), (ii) a Disqualifying Action by the Service Recipient, or (iii) the Service Recipient’s breach of this Agreement, in each case except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of a Service Provider Indemnified Party.

(d) The Service Provider shall indemnify and hold harmless the Service Recipient and its Affiliates or their respective officers, directors, employees, contractors, and agents (each a “Service Recipient Indemnified Party” and, together, the “Service Recipient Indemnified Parties”), against any Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) any third-party claim to the extent arising out of, in connection with or relating to such Service Provider’s Disqualifying Action.

(e) The federal laws may impose liabilities under certain circumstances on persons who act in good faith; therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the undersigned may have under any applicable federal law.

Section 9.2 Indemnification Procedures. If any of the Service Provider Indemnified Parties or Service Recipient Indemnified Parties (the “Indemnified Party”) receives notice of any claim, action, suit, or proceeding (a “Claim”) for which indemnification may be sought under this Agreement, the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) in writing of the Claim. Failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure. Upon receipt of notice of a Claim, the Indemnifying Party shall have the right to assume the defense and control of such Claim, with counsel of its choice, provided that such counsel is reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of the Claim at its own expense. If the Indemnifying Party does not assume the defense of the Claim within a reasonable period, the Indemnified Party may assume the defense of the Claim, and the Indemnifying Party shall be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with such defense. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

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ARTICLE X

TERM AND TERMINATION

Section 10.1 Term of Agreement. Each Service shall commence upon the Effective Date and continue for a term of six (6) months (“Initial Term”), unless such Service is (1) earlier terminated by the Parties as provided in this Article X or (2) extended pursuant to Section 10.2. The term of the Agreement, including any Extension Period, shall terminate upon the termination or expiration of all Services (the “Term”).

Section 10.2 Extension of Agreement. Upon mutual written agreement by both Parties (“Extension Agreement”), the term of this Agreement and certain Services specified in such Extension Agreement (the “Extension Period Services”) may be extended for one (1) additional six (6) month period (the “Extension Period”), commencing at the end of the Initial Term. In consideration for the Extension Period Services during the Extension Period, the Service Recipient shall pay to the Service Provider an additional monthly fee set forth in Schedule D. Neither the Service Provider nor the Service Recipient is under any obligation to extend this Agreement, and, in the absence of an Extension Agreement, the Service Provider is under no obligation to provide Services upon expiration of the Initial Term.

Section 10.3 Termination.

(a) Termination by the Sellers or the Buyer. This Agreement, or any Service provided hereunder, as applicable, may be terminated by the Service Provider or the Service Recipient, (the Service Provider or the Service Recipient, as applicable, the “Terminating Party”) upon written notice to the other Party, if:

(i)	the other Party materially breaches a provision of this Agreement and such breach is not cured, to the reasonable satisfaction of the Terminating Party, within thirty (30) days of written notice thereof; or

(ii)	the other Party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such Party.

Section 10.4 Effect of Termination. In the event that this Agreement is terminated for any reason:

(a) Each Party agrees and acknowledges that the obligations of the Service Provider to provide the Services, or to cause the Services to be provided, hereunder shall immediately cease. Upon cessation of a Service Provider’s obligation to provide a Service in accordance with Section 10.3, the Service Recipient shall stop using, directly or indirectly, the terminated Service.

(b) The following matters shall survive the termination or expiration of this Agreement: the rights and obligations of each Party under Section 1.1, Article IV (as applicable to any Fees incurred prior to termination or expiration), Section 5.2, Article VI, Article VII, Article VIII, Article IX, this Section 10.4 and Article XI.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendment and Waiver. No amendment of this Agreement and no waiver of one or more of its terms may be effected unless set forth in writing and signed by the Parties. Any waiver of strict compliance with this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to so comply.

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Section 11.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive and shall mean “and/or” unless otherwise provided. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the person referred to may require. Any capitalized term used in this Agreement shall have the meaning ascribed to it within this Agreement. All section references in this Agreement are to sections of this Agreement unless otherwise specified. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

Section 11.3 Assignment. This Agreement shall be binding upon, and inure to the benefit of the Parties, including their respective successors and assigns. No Party hereto shall assign, transfer or otherwise dispose of any interest arising under this Agreement without the prior written consent of the other Parties, and any assignment, transfer or other disposition made without such consent shall be void. Notwithstanding the foregoing, the Service Provider may assign this Agreement to any of its Affiliates.

Section 11.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of law.

Section 11.5 Arbitration. Notwithstanding anything herein to the contrary, including the Parties’ submission to jurisdiction of the courts of the State of New York pursuant to Section 11.6, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the New York offices of the Judicial Arbitration and Mediation Service Inc. or its successor (“JAMS”) before three (3) qualified arbitrators, one (1) selected by each Party and one (1) selected by both Parties. The arbitration shall be administered by JAMS under its Comprehensive Arbitration Rules and Procedures (the “Rules”) in accordance with the expedited procedures in those Rules. Judgment on the arbitration award may be entered in any state or federal court sitting in New York, New York or in any other applicable court. This Section 11.5 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Any arbitration arising out of or related to this Agreement shall be conducted in accordance with the expedited procedures set forth in the Rules as those Rules exist on the effective date of this Agreement. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered in any court having jurisdiction. The arbitrators may issue awards for all damages and legal remedies arising from or in connection with this Agreement including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost profits and business in the future, subject to Section 9.1. Any Party may, without inconsistency with this arbitration provision, apply to any state or federal court sitting in New York, New York and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitration will be conducted in the English language. The arbitrators shall decide the dispute in accordance with the law of New York. The arbitration provisions contained herein are self-executing and will remain in full force and effect after expiration or termination of this Agreement. The costs and expenses of the arbitration shall be funded fifty percent (50%) by the claimant and the remaining fifty percent (50%) shall be split equally among the respondent(s). All Parties shall bear their own attorneys’ fees during the arbitration. The prevailing Party on substantially all of its claims shall be repaid all of such costs and expenses by the non-prevailing Party within ten (10) days after receiving notice of the arbitrator’s decision.

Section 11.6 Submission to Jurisdiction; Consent to Service of Process. Subject to Section 11.5, the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of and consent to service of process and venue in the state and federal courts in the County of New York, State of New York in any dispute, claim, controversy, action, suit or proceeding between the Parties arising out of this Agreement which are permitted to be filed or determined in such court. Subject to Section 11.5, the Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that process may be served in any action, suit or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the Party’s address set forth in Section 11.11 of this Agreement or to such other address to which the Party shall have given written notice to the other Party. The Parties agree that such service shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding and shall, to the fullest extent permitted by Law, be taken and held to be valid personal service upon and personal delivery to such Party. Nothing in this Section 11.6 shall affect the right of the Parties to serve process in any manner permitted by Law.

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Section 11.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 11.7. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.8 Severability. Any provision of this Agreement that is held to be inoperative, unenforceable, voidable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperable, unenforceable, void or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end, the provisions of this Agreement are declared to be severable.

Section 11.9 Counterparts. This Agreement may be executed in counterparts, including via electronic means (such as DocuSign), all of which taken together shall constitute one and the same instrument.

Section 11.10    Headings. The headings of the Sections and subsections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Section” in this Agreement shall be deemed to refer to the indicated Section of this Agreement, unless the context clearly indicates otherwise.

Section 11.11    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) business day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Parties pursuant to this provision):

To Service Provider:

Galaxy Digital LP

300 Vesey Street, Floor 13

New York, New York 10282
Attention: Robert Rico
Email: Robert.Rico@galaxy.com

To Service Recipient:

Forward Industries, Inc.

700 Veterans Memorial Highway

Suite 100

Hauppauge, New York 11788

Attention: Michael Pruitt, Interim Chief Executive Officer

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Any Party may, by notice given in accordance with this Section 11.11 to the other Parties, designate another address or Person for receipt of notices hereunder.

Section 11.12    Entire Agreement; Joinder. This Agreement, including the schedules attached hereto, constitutes and embodies the entire understanding and agreement of the Parties hereto relating to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the Parties relating to such subject matter except as expressly referred to herein.

Section 11.13    Independent Contractors. The Service Provider shall be deemed to be an independent contractor as to the Service Recipient for all purposes hereof. This Agreement shall not be construed (a) to create the relationship of investment advisor and client (or any other professional or other advisory relationship) between the Parties or between any Party and any of the officers, directors, employees, agents, or other representatives of any other Party, (b) to create a partnership or joint venture between the Parties, or (c) to authorize any Party to act as a general or special agent of the other.

Section 11.14    No Legal Advice. For the avoidance of doubt, the Services do not include legal services or the provision of legal advice, and the Service Provider makes no representations regarding questions of legal interpretation. The Service Recipient should consult with its attorneys with respect to any legal matters or items that require legal interpretation under federal, state or any other type of law or regulation.

Section 11.15    No Third-Party Beneficiaries. This Agreement is solely between the Parties, and is not intended to create any right, entitlement or legal relationship between the Parties or any of their respective affiliates, employees, agents, or other representatives, on the one hand, and any third party, on the other hand.

[Signatures appear on the following page]

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Service Recipient: Forward Industries, Inc.

By:	/s/ Mike Pruitt
Name: Title:	Mike Pruitt Interim CEO

[Signature Page to Services Agreement]

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Service Provider: Galaxy Digital LP By: Galaxy Digital GP LLC, its General Partner

By:	/s/ Robert Rico
Name: Title:	Robert Rico Authorized Signatory

[Signature Page to Services Agreement]

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